Letter of Intent

February 4. 2019

Liberated Solutions, Inc.
14 Elvis Blvd
Chester, NY 10918

This letter, when countersigned by you, will confirm our tentative agreement for Liberated Solutions, Inc. ("LIBE") to acquire, in the transaction described below (the "Transaction"), all of the capital stock of CigaWatt, Inc. ("CW").

Our agreement is on the terms, and subject to the conditions, described below. Except for items listed in Section 4 below, this letter represents only our good-faith intention to negotiate and enter into a definitive agreement (the "Agreement"), in a form acceptable to LIBE and the shareholders of CW (the "Shareholders"). This letter is not, and is not intended to be, a binding agreement between us (except as to those items listed in Section 4 below), and neither of us shall have any liability to the other if we fail to execute the Agreement for any reason. Statements below as to what we, or you, will do, or agree to do, or the like, are so expressed for convenience only, and are understood in all instances (except for the items listed in Section 4 below) to be subject to our mutual continued willingness to proceed with the Transaction.

The following numbered paragraphs reflect our understanding of the Transaction but do not constitute a complete statement of, or legally binding or enforceable agreement or commitment, with respect to the matters described therein:

1. Basic Terms.

Liberated will acquire all of the capital stock of CW in consideration for shares of the series A preffered stock of LIBE which shares of LIBE immediately after closing will represent, 97% voting control of LIBE.

2. Other Conditions. Other conditions of the Transaction include, but will not be limited to the following:

- Following the closing, the present officers and directors of LIBE will resign, and will be replaced by those persons designated by CW.
- A TBD amount of financing to CW and resolution of LIBE liabilities.

3. Definitive Agreement. We mutually agree to proceed in good faith toward negotiation and execution of the Agreement, which shall provide for the terms of the

Transaction, and shall contain representations, warranties, conditions, covenants and the like typical in such Transactions.

4. Termination. This Letter of Intent may be terminated by either party by written notice to the other party.

Upon execution of counterparts of this letter, the following lettered paragraphs will constitute the legally binding and enforceable agreement of LIBE and CW (in recognition of the significant costs to be borne by LIBE and CW in pursuing the Transaction and further in consideration of their mutual undertakings as to the matters described herein).

A. Access. CW will afford LIBE, its employees, auditors, legal counsel, and other authorized representatives all reasonable opportunity and access during normal business hours to inspect and investigate the books and records of CW.

B. Confidentiality. LIBE and CW agree to keep the negotiations for the Transaction and any documents related to the Transaction as confidential. LIBE and CW additionally agree that each party and their respective representatives will keep in strict confidence al information regarding each other, their operations, assets, and financial condition. Any details released to the public must be approved by both parties.

C. No Further Negotiations. CW agrees that for as long as this letter shall remain in effect, he will not, nor will he permit any of his affiliates, employees, attorneys, accountants, financial advisors or other representatives, to negotiate with, solicit or participate in negotiations with any third party, other than LIBE, with respect to the sale of any interest in CW.

D. Costs. LIBE and CW will each be solely responsible for and bear their own respective expenses, including, without limitation, expenses of legal counsel, accountants, and other advisors, incurred at any time in connection with pursuing or consummating the Transaction and the Agreement.

Please sign and date this letter in the space provided below to confirm our mutual understandings and agreements as set forth in this letter and return a signed copy to the undersigned. Upon receipt of a signed copy of this letter, we will instruct our attorneys to prepare a definitive agreement for your review.

Very truly yours,

LIBERATED SOLUTIONS, INC.

By: *Brian P Conway*
Brian Conway, Chief Executive Officer

CIGAWATT, INC..

By: [signature]
Janelle Hovey-Squire, Chief Executive Officer